    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 2001

                                                    REGISTRATION NO. 333-_______



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          DELANO TECHNOLOGY CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            ONTARIO, CANADA                            98-0206122
    (State or Other Jurisdiction of                 (I.R.S. Employer
     Incorporation or Organization)                Identification No.)

                            302 TOWN CENTRE BOULEVARD
                        MARKHAM, ONTARIO, CANADA, L3R 0E8
                                 (905) 947-2222
               (Address of Principal Executive Offices) (Zip Code)


                            EMPLOYMENT AGREEMENT AND
                           RESTRICTED SHARE AGREEMENT
                            BETWEEN VIKAS KAPOOR AND
                          DELANO TECHNOLOGY CORPORATION
                        EACH, DATED AS OF OCTOBER 5, 2001
                            (Full Title of the Plan)


                                  DAVID GARLAND
                             VICE PRESIDENT, FINANCE
                            302 TOWN CENTRE BOULEVARD
                        MARKHAM, ONTARIO, CANADA, L3R 0E8
                     (Name and Address of Agent For Service)

                                 (905) 947-2222
          (Telephone Number, Including Area Code, of Agent For Service)


                                    COPY TO:

                             F. GEORGE DAVITT, ESQ.
                         TESTA, HURWITZ & THIBEAULT, LLP
                       HIGH STREET TOWER, 125 HIGH STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000

                         CALCULATION OF REGISTRATION FEE


                                            Proposed
                                            Maximum       Proposed
                                            Offering      Maximum
                                             Price        Aggregate       Amount of
Title of Securities         Amount to be      Per          Offering      Registration
to be Registered            Registered(1)    Share          Price          Fee(2)
----------------            -------------    -----          -----          ------
Common Shares                4,230,000      $0.515        $2,178,450       $520.65



(1) All of these shares are issued and outstanding and available for resale hereunder. The price of $0.515 per share, which is the average of the high and low prices reported on the NASDAQ National Market on December 3, 2001 is solely for purposes of calculating the filing fee pursuant to Rule 457(c) and (h).

(2) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

                                     PART I

                          REOFFER PROSPECTUS STATEMENT

      The materials that follow, up to but not including the page beginning Part II of this Registration Statement, constitute a Reoffer Prospectus prepared in accordance with the requirements of Part I of Form F-3 pursuant to General Instruction C to Form S-8. The Reoffer Prospectus may be utilized for reofferings and resales of up to 4,230,000 common shares, no par value, of Delano Technology Corporation acquired by Vikas Kapoor pursuant to the Employment Agreement between Mr. Kapoor and Delano Technology Corporation and the Restricted Share Agreement between Mr. Kapoor and Delano Technology Corporation, each dated as of October 5, 2001.

                               REOFFER PROSPECTUS

                                4,230,000 SHARES

                          DELANO TECHNOLOGY CORPORATION

                                  COMMON SHARES



      This reoffer prospectus relates to 4,230,000 common shares, no par value, of Delano Technology Corporation, an Ontario corporation ("Delano"), which may be sold from time to time by Vikas Kapoor, Chief Executive Officer and member of the Board of Directors of Delano. These common shares were issued to Mr. Kapoor pursuant to the Employment Agreement between Mr. Kapoor and Delano and the Restricted Share Agreement between Mr. Kapoor and Delano, each dated as of October 5, 2001. Mr. Kapoor may sell the common shares from time to time, subject to certain restrictions, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Delano will receive no proceeds from the sale of the common shares.

      Our common shares are listed on the NASDAQ National Market under the symbol "DTEC" and listed on the Toronto Stock Exchange under the symbol "DLN." On December 7, 2001, the last reported sale price of our common shares on the NASDAQ National Market was $0.71 per share.



      INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.




      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Reoffer Prospectus is December 10, 2001.

                           INCORPORATION BY REFERENCE

      The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed:

      - The Company's Annual Report on Form 10-K for the year ended March 31, 2001 and related exhibits (File No. 333-94505);

      - The Company's Current Report on Form 8-K filed on October 31, 2001 and related exhibits (File No. 333-94505);

      - The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and September 30, 2001 (File No. 333-94505); and

      - The description of our capital stock contained in the Registration Statement on Form 8-A which was filed with the SEC on January 27, 2000 (File No. 000-29203), including any amendment or report filed for the purposes of updating such description.

      You may request these documents in writing or by telephone. We will provide to you, at no cost, a copy of any or all information incorporated by reference in the registration statement, of which this prospectus is a part. Requests should be directed to our Investor Relations Department at our principal offices which are located at 302 Town Centre Boulevard, Markham, Ontario, Canada, L3R 0E8. You may contact our Investor Relations Department by calling us at (905) 947-2222.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                           FORWARD LOOKING INFORMATION

      This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). This section provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking statements. In particular, the statements regarding industry prospects and our future results of operations or financial position, expected financial performance, expected future customer demand, our ability to adapt to changing market conditions and compete and our future cash requirements are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations contained in the forward-looking statements, including our expected financial performance for any future fiscal quarter. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences including risks relating to our limited operating history and its history of losses, our relatively fixed operating expenses, rapid technological change in our marketplace, our dependence on sales of our e-Business Interaction Suite and product enhancements, integration of our recent acquisitions, increased levels of competition within our industry and the level of demand for our products and services.

      Delano, Delano Campaign Server, Delano Component Development Kit, Delano Component Pack for Back Office, Delano e-Business Interaction Application Builder, Delano e-Business Interaction Server, Delano e-Business Interaction Server Administrator, Delano e-Business Interaction Suite and the Delano logo are trademarks of Delano. This prospectus also makes reference to trademarks of other companies.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement on Form S-8 of which this prospectus is a part, as well as reports, proxy statements and other information filed by us, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of such material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-SEC-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants, like us, that file electronically.

      This prospectus provides you with a general description of the common shares being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

                                     SUMMARY

      The selling stockholder, Vikas Kapoor, is the Chief Executive Officer and a member of the Board of Directors of Delano. Mr. Kapoor acquired the shares being offered in this prospectus pursuant to the Employment Agreement between Mr. Kapoor and Delano and the Restricted Share Agreement between Mr. Kapoor and Delano, each dated as of October 5, 2001. Mr. Kapoor must deliver a prospectus to purchasers at or prior to the time of any sale of the common shares offered in this prospectus.

      Delano was incorporated under the laws of the Province of Ontario on May 7, 1998. Our principal executive offices are located at 302 Town Centre Boulevard, Markham, Ontario, Canada L3R 0E8. Our telephone number at that location is (905) 947-2222. Our web site address is www.delanotech.com. The information contained on our web site is not part of this prospectus.

      We develop and market Customer Relationship Management (CRM) software that incorporates advanced analytics with interaction capabilities on a flexible and scalable technology platform. This technology enables companies to understand, personalize and manage interactions with customers across multiple communication channels. These interactions consist of both inbound and outbound communications through e-mail, company websites, and wireless devices. Companies can use Delano software applications to gain in-depth customer knowledge by creating a unified view of the customer across disparate data, and use the customer insight to initiate marketing campaigns, and route, track, and respond to customer service inquiries. We focus our sales efforts on businesses in the following industries: financial services, retail, technology, telecommunications, and transportation and logistics, as well as other organizations engaged in, or focused on, business-to-business or business-to-customer commercial opportunities using the Internet. We are also increasing our activity with channel partners to further our penetration of target industries. Our professional services group can assist our client's internal IT personnel to implement our products.

                                  RISK FACTORS

    Our future operating results may vary substantially from period to period. The price of our common shares will fluctuate in the future, and an investment in our common shares is subject to a variety of risks, including but not limited to the specific risks identified below. Inevitably, some investors in our securities will experience gains while others will experience losses depending on the prices at which they purchase and sell securities. Prospective and existing investors are strongly urged to carefully consider the various cautionary statements and risks set forth herein. This prospectus contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in this section and elsewhere in this prospectus. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Readers are cautioned not to place undue reliance on forward-looking statement, which reflect our management's view only as of the date of this prospectus.


RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND FORECAST OUR FUTURE OPERATING RESULTS.

    We were incorporated on May 7, 1998, and we first recorded revenues in the quarter ended June 30, 1999. We are still in the early stages of our development and have a limited operating history, making it difficult to evaluate our business and prospects. As a result of our limited operating history, it is difficult or impossible for us to predict future operating results. For example, we cannot forecast operating expenses based on our historical results because our historical results are limited and we, to some extent, forecast expenses based on future revenue projections. Moreover, due to our limited operating history, any evaluation of our business and prospects must be made in light of the risks and uncertainties often encountered by early-stage companies in Internet-related markets. Many of these risks are discussed in the sub-headings below, and include our ability to execute our product development activities, implement our sales and marketing initiatives, both domestically and internationally, and attract more clients. We may not successfully address any of these risks.

FACTORS RELATING TO OUR BUSINESS MAKE OUR FUTURE OPERATING RESULTS UNCERTAIN, AND MAY CAUSE THEM TO FLUCTUATE FROM PERIOD TO PERIOD.

    Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter, particularly because our products and services are relatively new and our prospects are uncertain. If our quarterly revenues or operating results fall below the expectations of investors, the price of our common shares could decline substantially. Factors that might cause quarterly fluctuations in our operating results include the risk factors described in the sub-headings below as well as the following:

      -     the timing of new releases of our products;

      - changes in our pricing policies or those of our competitors, including the extent to which we may need to offer discounts to match competitors' pricing;

      - the mix of sales channels through which our products and services are sold;

      -     the mix of our domestic and international sales;

      -     costs related to the customization of our products;

      - our ability to expand our operations, and the amount and timing of expenditures related to this expansion;

      -     any costs or expenses related to our move to new corporate offices;
            and

      - our operating results may also be affected by the following factors over which we have little or no control:

            >> the evolving and varying demand for interaction-based software products and services for e-businesses, particularly our products and services;

            >> the discretionary nature of our client's purchasing and budgetary cycles;

            >> the timing of execution of large contracts that materially affect our operating results; and

            >> global economic conditions, as well as those specific to large enterprises with high e-mail volume.

OUR OPERATING EXPENSES ARE RELATIVELY FIXED, WHICH WOULD CAUSE OUR OPERATING RESULTS TO VARY FROM PERIOD TO PERIOD.

    Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if total revenues for a particular quarter are below our expectations, we cannot proportionately reduce operating expenses for that quarter. Therefore, this revenue shortfall would have a disproportionate effect on our operating results for that quarter.

WE HAVE A HISTORY OF LOSSES, WE MAY INCUR LOSSES IN THE FUTURE.

    Since we began operations in May 1998, we have incurred substantial operating losses in every quarter. As a result of accumulated operating losses, as of September 30, 2001, we had an accumulated deficit of $206.9 million. For the six months ended September 30, 2001, we had a net loss of $34.5 million, or 493.6% of total revenues for that period. Our revenue in recent periods has been from a limited base of clients, and we may not be able to sustain our revenue. We expect to decrease our operating expenses as part of our restructuring efforts. We may experience losses and negative cash flow, even if sale of our products and services continues to grow, and we may not generate sufficient revenues to achieve profitability in the future.

WE ARE DEPENDENT UPON A LIMITED NUMBER OF CLIENTS, AND A LOSS OF ANY OF THESE CLIENTS OR A REDUCTION, DELAY OR CANCELLATION IN ORDERS FROM THESE CLIENTS COULD HARM OUR BUSINESS.

    To date, a significant portion of the total revenues has been derived from sales to a small number of clients. In the six months ended September 30, 2001, three customers accounted for 26%, 12% and 11% of our total revenues, respectively. We expect that we will continue to be dependent upon a limited number of clients for a significant portion of our revenue in future periods. There can be no assurance that our existing clients or any future clients will continue to use our products. A reduction, delay or cancellation in orders from our clients, including reductions or delays due to market, economic or competitive conditions, could have a materially adverse effect on our business, operating results and financial condition.

DIFFICULTIES IN IMPLEMENTING OUR PRODUCTS COULD HARM OUR BUSINESS.

    Our success depends upon the ability of our staff and our clients to implement our products. This implementation typically involves working with sophisticated software, computing and communications systems. If we experience implementation difficulties or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project than anticipated. Some clients may also require us to develop customized features or capabilities. If new or existing clients require more time to deploy our products than is originally anticipated, or require significant amounts of our professional services support or customized features, our revenue recognition could be further delayed and our costs could increase, causing increased variability in our operating results.

OUR PRODUCTS AND SERVICES MAY NOT BE ACCEPTED BY THE MARKETPLACE.

    Of our total revenues of $7.0 million for the six months ended September 30, 2001, $3.3 million were derived from licenses of our products and $3.7 million was from related services. We are not certain that our target clients will widely adopt and deploy our products and services. Our future financial performance will depend on the successful development, introduction and client acceptance of new and enhanced versions of our products. In the future, we may not be successful in marketing our products and services or any new or enhanced products.

WE EXPECT TO DEPEND ON SALES OF OUR DELANO INTERACTION SERVER AND APPLICATIONS FOR A SUBSTANTIAL MAJORITY OF OUR REVENUES FOR THE FORESEEABLE FUTURE.

    In the six months ended September 30, 2001, we derived most of our revenues from licenses of our Delano Interaction Server and applications. Although we have added a new product offering, we expect to continue to derive a substantial majority of our revenues from sales of the Delano Interaction Server and applications for the foreseeable future. Implementation of our strategy depends on our products being able to solve the communication needs of businesses engaging in commercial transactions over the Internet or having an Internet presence. If current or future clients are not satisfied with our products, our business and operating results could be seriously harmed.

WE MUST CONTINUE TO DEVELOP ENHANCEMENTS TO OUR PRODUCTS AND NEW APPLICATIONS AND FEATURES THAT RESPOND TO THE EVOLVING NEEDS OF OUR CLIENTS, RAPID TECHNOLOGICAL CHANGE AND ADVANCES INTRODUCED BY OUR COMPETITORS.

    Future versions of hardware and software platforms embodying new technologies and the emergence of new industry standards could render our products obsolete. The market for e-business communications software is characterized by:

      -     rapid technological change;

      -     frequent new product introductions;

      -     changes in customer requirements; and

      -     evolving industry standards.

    Our products are designed to work on, or interoperate with, a variety of operating systems used by our clients. However, our software may not operate correctly on evolving versions of operating systems, or the hardware upon which, or with which, they are intended to run or interoperate, programming languages, databases and other systems that our clients use. If we cannot successfully develop these products in response to client demands or improve our existing products to keep pace with technological changes, our business could suffer.

    We must continually improve the performance, features and reliability of our products, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing software and to develop new services, functionality and technologies that address the increasingly sophisticated and varied needs of our prospective clients. If we do not properly identify the feature preferences of prospective clients, or if we fail to deliver features that meet the requirements of these clients on a timely basis, our ability to market our products successfully and to increase our revenues will be impaired.

DELAYS IN INTRODUCING NEW AND ENHANCED PRODUCTS COULD HARM OUR BUSINESS.

    The development of proprietary technologies and necessary service enhancements entail significant technical and business risks and requires substantial expenditures and lead time. If we experience product delays in the future we may face:

      -     customer dissatisfaction;

      -     cancellation of orders and license agreements;

      -     negative publicity;

      -     loss of revenues;

      -     slower market acceptance; and

      -     legal action by clients against us.

    In the future, our efforts to remedy product delays may not be successful and we may lose clients as a result. Delays in bringing to market new products or product enhancements could be exploited by our competitors. If we were to lose market share as a result of lapses in our product development, our business would suffer.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.

    The market for our products and services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share. The market for e-business communications software is new and intensely competitive. There are no substantial barriers to entry in this emerging market segment, and we expect established or new entities to enter this market segment in the near future.

    We currently face competition for our products principally from systems designed by in-house and third-party development efforts. In addition, some of our competitors who currently offer licensed software products are now beginning to offer online offerings, which involve providing software on a rental basis hosted on the hardware of an application service provider, or ASP. We currently do not offer online offerings in any material way.

    Our competitors include companies providing software that is focused on operational and analytical CRM, such as Kana/Broadbase, e.Piphany, and Xchange Applications. We believe competition will increase as our current competitors increase the sophistication of their offerings and as new participants enter the market.

    Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we do. In addition, many of our competitors have well-established relationships with our current and potential clients and have extensive knowledge of our industry. We may lose potential clients to competitors for various reasons, including the ability or willingness of our competitors to offer lower prices and other incentives that we cannot match. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition may increase as a result of industry consolidations. We may not be able to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

THE DELANO INTERACTION SERVER ENABLES THIRD PARTIES TO DEVELOP APPLICATIONS THAT COMPETE WITH OUR APPLICATIONS.

    Third parties have the ability to develop their own applications on top of the Delano Interaction Server. The applications of these third parties could compete with products developed by us or services which we offer now or will offer in the future. If our target clients do not widely adopt and purchase our products, or if third parties compete with applications developed by us, our business would suffer.

FAILURE TO ATTRACT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

    Competition for these individuals is intense in our industry, particularly in the Toronto area where we are headquartered, and there are a limited number of experienced people available with the necessary technical skills. Our ability to increase revenues in the future depends considerably upon our success in retaining and in some cases recruiting additional direct sales personnel and the success of the direct sales force. Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than we anticipate. We also are substantially dependent upon our ability to develop new products and enhance existing products, and we may not be able to retain highly qualified research and development personnel. Similarly, our failure to attract and retain the highly trained personnel that are integral to our professional services group, which is responsible for the implementation and customization of, and technical support for, our products and services, may limit the rate at which we can develop and install new products or product enhancements, which would harm our business.

FAILURE TO INTEGRATE OUR EXECUTIVE TEAM MAY INTERFERE WITH OPERATIONS.

    Our executive team has largely been hired in the past two years. Vikas Kapoor, our Chief Executive Officer, was hired as of October 5, 2001. To integrate into our company, these individuals must spend a significant amount of time developing interpersonal relationships and learning our business model and management system, in addition to performing their regular duties. Accordingly, the integration of new personnel has resulted, and may continue to result, in some disruption of our ongoing operations.

OUR FUTURE REVENUE GROWTH COULD BE IMPAIRED IF WE ARE UNABLE TO DEVELOP ADDITIONAL DISTRIBUTION CHANNELS FOR OUR PRODUCTS.

    We believe that our success in penetrating our target markets depends in part on our ability to enter into agreements with established third-party distribution companies, consulting organizations and software vendors relating to the distribution of our products. We have entered into non-exclusive distribution agreements with various parties, including Nortel Networks, Deloitte Consulting and PricewaterhouseCoopers. Since these agreements are non-exclusive and normally terminable without penalty on short notice, some third parties may choose to discontinue working with us or may decide to work with our competitors. We derive revenues from these agreements through the sale of licenses. We may not be able to derive significant revenues in the future from these agreements.

WE HAVE COMPLETED TWO ACQUISITIONS, AND THOSE ACQUISITIONS MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND MANAGEMENT DUE TO DIFFICULTIES IN ASSIMILATING PERSONNEL AND OPERATIONS.

     We may not realize the benefits from the acquisitions we have completed. In September 2000, we acquired Continuity, and in October 2000, we acquired Digital Archaeology. In July we completed a restructuring of our operations that resulted in a reduction of many of the employees from the acquired companies. We may not be able to successfully assimilate the remaining personnel, operations, acquired technology and products into our business. This is particularly difficult since Digital Archaeology's operation is located in Kansas while we are headquartered in Markham, Ontario, Canada. Key personnel from the acquired companies may in the future decide that they do not want to work for us. In addition, products of these companies will have to be integrated into our products, and it is uncertain whether we may accomplish this easily or at all. These difficulties could disrupt our ongoing business, distract management and employees or increase expenses. Acquisitions are inherently risky and we may also face unexpected costs, which may adversely affect operating results in any quarter.

THE ACQUISITIONS OF CONTINUITY AND DIGITAL ARCHAEOLOGY INTO OUR COMPANY COULD ADVERSELY AFFECT OUR COMBINED FINANCIAL RESULTS.

     If the benefits of the acquisitions of Continuity and Digital Archaeology into our company do not exceed the costs associated with these acquisitions, including any dilution to our stockholders resulting from the issuance of shares in connection with the acquisitions, our financial results, including earnings per share, could be adversely affected.

IF WE ACQUIRE ADDITIONAL COMPANIES, PRODUCTS OR TECHNOLOGIES, WE MAY FACE RISKS SIMILAR TO THOSE FACED IN OUR OTHER ACQUISITIONS.

    If we are presented with appropriate opportunities, we may make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we acquire another company, we will likely face the same risks, uncertainties and disruptions as discussed above with respect to our other acquisitions. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our company or our existing stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

WE MAY SEEK TO GROW BY MAKING ACQUISITIONS AND WE MAY NOT BE ABLE TO SUCCESSFULLY COMPLETE ANY ACQUISITIONS WE UNDERTAKE OR INTEGRATE ANY ACQUIRED BUSINESS WITH OUR OWN.

    We may consider other investments in complementary companies, products or technologies. If we undertake such an acquisition or investment, we may not realize the anticipated benefits. If we buy a company, we may not be able to successfully assimilate the acquired personnel, operations, technology and products into our business. In particular, we will need to assimilate and retain key technical, professional services, sales and marketing personnel. In addition, acquired products or technology will have to be integrated into our products and technology, and it is uncertain whether we may accomplish this. These difficulties could disrupt our ongoing business, distract our management and employees or increase our expenses. In connection with a merger, or acquisition for shares, the issuance of these securities may be dilutive to our existing shareholders or affect profitability. Furthermore, we may have to issue equity or incur debt to pay for future acquisitions or investments, the issuance of which could be dilutive to us or our existing shareholders or affect our profitability. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other acquired intangible assets.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO GROW OUR BUSINESS, WHICH WE MAY NOT BE ABLE TO DO.

    Our future liquidity and capital requirements are difficult to predict because they depend on numerous factors, including the success of our existing and new service offerings as well as competing technological and market developments. As a result, we may not be able to generate sufficient cash from our operations to meet additional working capital requirements, support additional capital expenditures or take advantage of acquisition opportunities. Accordingly, we may need to raise additional capital in the future. Our ability to obtain additional financing will be subject to a number of factors, including market conditions and our operating performance. These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. If we are unable to raise additional funds when needed, our ability to operate and grow our business could be impeded.

TECHNICAL PROBLEMS WITH INTERNAL OR OUTSOURCED COMPUTER AND COMMUNICATIONS SYSTEMS COULD RESULT IN REDUCED REVENUES AND HARM TO OUR REPUTATION.

    The success of our online support services depends on the efficient and uninterrupted operation of our own and outsourced computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunications failures, break-ins, sabotage, computer viruses and similar adverse events. Our operations depend on our ability to protect our systems against damage or interruption. We cannot guarantee that our Internet access will be uninterrupted, error-free or secure. We have no formal disaster recovery plan in the event of damage or interruption, and our insurance policies may not adequately compensate us for losses that we may incur. Any system failure that causes an interruption in our service or a decrease in responsiveness could harm our relationships with our clients and result in reduced revenues.

FAILURE TO SELL ONLINE SERVICES MAY IMPAIR OUR FUTURE REVENUE GROWTH.

      We currently focus primarily on software sales rather than online offerings. Our competitors may move to a heavier emphasis on online offerings, and our failure to focus on it at an early stage may make it difficult to compete if online offerings become a dominant means of generating revenues within the industry. In addition, although our sales force sells both our software products and online offerings, the skills necessary to market and sell online offerings are different than those relating to our software products. As a result, our sales and marketing groups may not be able to maintain or increase the level of sales of our online offerings.

A DECLINE IN OUR LICENSE REVENUES COULD CAUSE A DECLINE IN OUR SERVICE REVENUES.

    Our products are designed to enable customers to rapidly develop and deploy e-business communication applications. Where desirable, our professional services group can assist our clients' internal IT personnel to implement our products. Because the revenues associated with these services are largely correlated with the licensing of our products, a decline in license revenues could also cause a decline in our service revenues.

CONFLICTS BETWEEN OUR PRODUCTS AND OTHER VENDORS' PRODUCTS COULD HARM OUR BUSINESS AND REPUTATION.

    Our clients generally use our products together with products from other companies. As a result, when problems occur in the network, it may be difficult to identify the source of the problem. Even when these problems are not caused by our products, they may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY RIGHTS.

    We rely on contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. None of our trademarks is registered, nor do we have any trademark applications pending. We currently have no patent applications pending relating to our software. Despite any precautions that we take to protect our intellectual property:

      - laws and contractual restrictions may be insufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

      - current laws that prohibit software copying provide only limited protection from software "pirates", and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

      - other companies may claim common law trademark rights based upon state, provincial or foreign laws that precede any registrations we may receive for our trademarks; and

      - policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

    It is possible that our intellectual property rights could be successfully challenged by one or more third parties, which could result in our inability to exploit, or our loss of the right to prevent others from exploiting, certain intellectual property. We are aware that certain of our competitors have filed patent applications.

    Also, the laws of other countries in which we market our products may offer little or no effective protection of our technology. Reverse engineering, unauthorized copying or other misappropriation of our technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

WE RELY ON SOFTWARE LICENSED TO US BY THIRD PARTIES FOR FEATURES WE INCLUDE IN OUR PRODUCTS.

    We use and in the future will use certain software technologies and other information that we license or otherwise acquire from third parties, usually on a non-exclusive basis, including software that is integrated with our internally developed software and used in our products to perform what may be important functions. If we are not able to continue to use the third-party software and technologies, or if they fail to adequately update and support their products, we could suffer delays or reductions in shipments of our products until alternative software and technologies could be identified, which could adversely affect our business and financial condition.

CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE THEIR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND INCREASE OUR COSTS.

    Substantial litigation over intellectual property rights exists in our industry. We expect that software in our industry may be increasingly subject to third-party infringement claims as the numbers of competitors grow and the functionality of products in different industry segments overlap. Third parties may currently have, or may eventually be issued patents that our products or technology infringe.

    Any of these third parties might make a claim of infringement against us. Many of our software license agreements require us to indemnify our clients and suppliers from any claim or finding of intellectual property infringement. Any litigation, brought by us or others, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement might cause negative publicity, have an impact on prospective clients, cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

OUR INSURANCE MAY NOT BE SUFFICIENT TO COVER ALL POTENTIAL PRODUCT LIABILITY AND WARRANTY CLAIMS.

    Our products are integrated into our client's networks. The sale and support of our products results in the risk of product liability or warranty claims based on damage to these networks. In addition, the failure of our products to perform to client expectations could give rise to warranty claims. Although we carry general liability insurance, our insurance would likely not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

OUR PRODUCTS COULD CONTAIN UNDETECTED DEFECTS OR ERRORS.

    We face the possibility of higher costs as a result of the complexity of our products and the potential for undetected errors. Due to the mission-critical nature of our products and services, undetected errors are of particular concern. We have only a limited number of clients that test new features and the functionality of our software before we make these features and functionalities generally available. If our software contains undetected errors or we fail to meet our client's expectations in a timely manner, we could experience:

      - loss of, or delay in revenues expected from the new product and an immediate and significant loss of market share;

      - loss of existing clients that upgrade to the new product and of new clients;

      -     failure to achieve market acceptance;

      -     diversion of development resources;

      -     injury to our reputation;

      -     increased service and warranty costs;

      -     legal actions by clients against us; and

      -     increased insurance costs.

    A product liability claim could harm our business by increasing our costs, damaging our reputation and distracting our management.

OUR INTERNATIONAL EXPANSION EFFORTS MAY NOT BE SUCCESSFUL.

    Our operations outside the United States and Canada are located in the United Kingdom and Asia and, to date, have been limited. We intend to increase our penetration of these markets by intensifying global activities, and allying ourselves with selected international third-party distribution companies, consulting organizations and software vendors.

    The expansion of our existing international operations and entry into additional international markets may require significant management attention and financial resources. In addition, to expand our international sales operations, we will need to, among other things:

      - expand our international sales channel management and support organizations;

      - develop relationships with international service providers and additional distributors and systems integrators; and

      -     customize our products for local markets.

    Our investments in facilities in other countries may not produce desired levels of revenues. Even if we are able to expand our international operations successfully, we may not be able to maintain or increase international market demand for our products.

OUR BUSINESS MAY SUFFER IF WE FAIL TO ADAPT APPROPRIATELY TO THE CHALLENGES ASSOCIATED WITH OPERATING INTERNATIONALLY.

    Expanding our operations outside the United States and Canada subjects us to numerous inherent potential risks associated with international operations. These risks include greater difficulty in accounts receivable collection, the burden of complying with multiple and conflicting regulatory requirements, foreign exchange controls, longer payment cycles, import and export restrictions and tariffs, potentially adverse tax consequences, and political and economic instability, any of which could impair our sales and results of operations. In addition, our ability to expand our business in certain countries will require modification of our products, particularly domestic language support.

    Our international operations will increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult to conduct our business. The European Union, in which we have a sales office, recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information, which, if applied to the sale of our products and services, could negatively impact our results of operations.

OUR BUSINESS IS IMPACTED BY THE SLOWDOWN IN ECONOMIC CONDITIONS.

    As a result of recent unfavorable economic conditions and reduced capital spending, software licensing revenues have declined as a percentage of our total revenues. In particular, revenues were impacted during the first and second fiscal quarter of 2002. If the economic conditions in the United States worsen, or if a wider global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition.

WE HAVE TAKEN AND EXPECT TO CONTINUE TO TAKE REMEDIAL MEASURES TO ADDRESS THE RECENT SLOWDOWN IN THE MARKET FOR OUR PRODUCTS WHICH COULD HAVE LONG-TERM EFFECTS ON OUR BUSINESS.

    We have taken and expect to continue to take measures to address the recent slowdown in the market for our products. In particular, we have reduced our workforce, frozen hiring, and reduced our planned capital expenditure and expense budgets. These measures will reduce our expenses in the face of decreased revenues due to decreased customer orders. However, each of these measures and any additional measures taken in the future to contain expenditures could have long-term effects on our business by reducing our pool of technical talent, decreasing or slowing improvements in our products, and making it more difficult for us to respond to customers.

FLUCTUATIONS IN EXCHANGE RATES MAY AFFECT OUR OPERATING RESULTS.

    A substantial portion of our revenues are now, and are expected to continue to be, realized in currencies other than Canadian dollars. Our operating expenses are primarily paid in Canadian dollars. Fluctuations in the exchange rate between the Canadian dollar and these other currencies may have a material effect on our results of operations. In particular, we may be adversely affected by a significant strengthening of the Canadian dollar against the U.S. dollar. We do not currently engage in currency hedging activities. We have not yet, but may in the future, experience significant foreign exchange rate losses, especially to the extent that we do not engage in hedging.

IF WE ARE OR BECOME A PASSIVE FOREIGN INVESTMENT COMPANY WE MAY NOT BE ABLE TO SATISFY RECORD-KEEPING REQUIREMENTS, WHICH COULD HAVE ADVERSE U.S. TAX CONSEQUENCES TO YOU.

    The rules governing passive foreign investment companies can have significant effects on U.S. investors. We could be classified as a passive foreign investment company if, for any taxable year, either:

      - 75% or more of our gross income is passive income, which includes interest, dividends and some types of rents and royalties; or

      - the average percentage, by fair market value, or, in some cases, by adjusted tax basis, of our assets that produce or are held for the production of passive income is 50% or more.

    Distributions which constitute "excess distributions," as defined in Section 1291 of the Internal Revenue Code, from a passive foreign investment company and dispositions of shares of a passive foreign investment company are subject to the highest rate of tax on ordinary income in effect and to an interest charge based on the value of the tax deferred during the period during which the shares are owned. However, these rules generally will not apply if the U.S. investor elects to treat the passive foreign investment company as a qualified electing fund under Section 1295 of the Internal Revenue Code.

    If we are or become a passive foreign investment company we may not be able to satisfy record-keeping requirements that would permit you to make a qualified electing fund election.

RISKS RELATED TO OUR INDUSTRY

OUR FUTURE REVENUES AND PROFITS DEPEND ON THE CONTINUED GROWTH IN USE AND EFFICIENT OPERATION OF THE INTERNET AND E-MAIL.

    We sell our products and services primarily to organizations that receive large volumes of e-mail and communications over the web. Consequently, our future revenues and profits, if any, substantially depend upon the continued acceptance and use of the web and e-mail, which are evolving as communications media. Rapid growth in the use of e-mail is a recent phenomenon and may not continue. As a result, a broad base of enterprises that use e-mail as a primary means of communication may not develop or be maintained. Moreover, companies that have already invested significant resources in other methods of communications with customers, such as call centers, may be reluctant to adopt a new strategy that may limit or compete with their existing investments. If businesses do not continue to accept the web and e-mail as communications media, our business would suffer.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD DISCOURAGE COMMUNICATION BY E-MAIL OR OTHER INTERNET-BASED COMMUNICATIONS FACILITATED BY OUR PRODUCTS.

    Due to the increasing popularity and use of the Internet, it is possible that Canadian and U.S. federal, Canadian provincial, U.S. state, and other foreign regulators could adopt laws and regulations that impose additional burdens on those companies that conduct business online. These laws and regulations could discourage communication by e-mail or other Internet-based communications facilitated by our products, which could reduce demand for our products and services.

    The growth and development of the market for online services may prompt calls for more stringent consumer protection laws or laws that may inhibit the use of Internet-based communications or the information contained in these communications. The adoption of any additional laws or regulations may slow the growth of the Internet. A decline in the growth of the Internet, particularly as it relates to online communication, could decrease demand for our products and services and increase our cost of doing business, or otherwise harm our business.

BECAUSE WE ARE A CANADIAN COMPANY, IT MAY BE DIFFICULT FOR YOU TO ENFORCE AGAINST US LIABILITIES BASED SOLELY UPON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES.

    We have been incorporated under the laws of the Province of Ontario, and our executive offices are located in Ontario. Many of our directors, controlling persons and officers, and representatives of the experts, are residents of Canada and a substantial portion of their assets and a majority of our assets are located outside the United States. Consequently, it may be difficult for you to enforce against us or any of our directors, controlling persons, officers or experts who are not resident in the United States, liabilities based solely upon the federal securities laws of the United States.

OUR BOARD OF DIRECTORS MAY ISSUE, WITHOUT SHAREHOLDER APPROVAL, PREFERENCE SHARES THAT HAVE RIGHTS AND PREFERENCES SUPERIOR TO THOSE OF COMMON SHARES AND THAT MAY DELAY OR PREVENT A CHANGE OF CONTROL.

    Our articles of incorporation allow the issuance of an unlimited number of preference shares in one or more series. After the offering, there will be no preference shares outstanding. However, our board of directors may set the rights and preferences of any class of preference shares in its sole discretion without the approval of the holders of common shares. The rights and preferences of these preference shares may be superior to those of the common shares. Accordingly, the issuance of preference shares may adversely affect the rights of holders of common shares. The issuance of preference shares also could have the effect of delaying or preventing a change of control of our company.

WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON SHARES.

    We have not paid any cash dividends on our common shares and we currently do not have any plans to pay dividends on our common shares. In addition, our lease line of credit specifically prohibits the payment of dividends on our common shares.

                         CAPITALIZATION AND INDEBTEDNESS

      The following table sets forth (in thousands of U.S. dollars, except per share amounts) our capitalization as of October 31, 2001 on a pro forma basis to give effect to the issuance of 4,230,000 common shares hereunder issued for no consideration and after deducting estimated expenses. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing in our Annual Report on Form 10-K dated March 31, 2001 incorporated by reference herein:


                                                                 October 31, 2001(1)
                                                                 -------------------
                                                               Actual        Pro Forma
                                                               ------        ---------
                                                                    (unaudited)

Restructuring accrual....................................         2,516          2,516

Shareholders' equity:
  Common shares; unlimited shares authorized;
    37,761,323 shares issued and outstanding, actual;
    41,991,323 shares issued and outstanding, pro forma .       222,410        222,341(2)
  Warrants ..............................................           496            496
  Deferred stock-based compensation .....................        (2,119)        (2,119)
  Accumulated other comprehensive losses ................          (340)          (340)
  Accumulated deficit ...................................      (208,043)      (208,043)
                                                              ---------      ---------
    Total shareholders' equity ..........................        12,404         12,335
                                                              ---------      ---------
      Total capitalization ..............................     $  14,920      $  14,851
                                                              =========      =========

(1) The table above excludes options outstanding at October 31, 2001 to purchase up to 7,864,632 common shares under our stock option plans.

(2)   Reduced by expenses of $68,820.65.

      Delano currently has no outstanding indebtedness.

                                 USE OF PROCEEDS

      Delano will not receive any proceeds from the sale of shares by the selling security holder, Mr. Kapoor. See "Selling Security Holder" and "Plan of Distribution" described below.


                                  PRICE HISTORY

      Delano's common shares are listed on the NASDAQ Stock Market under the symbol "DTEC" and listed on the Toronto Stock Exchange under the symbol "DLN."

      The following table sets forth the range of high and low closing sales prices (in U.S.$) on the NASDAQ National Market for each period indicated, adjusted for the 3-for-2 stock split effective January 2000:

                                                                            HIGH            LOW
                                                                            ----            ---
FISCAL 2000
    Fourth Quarter (from January 12 to March 31, 2000)...........         $  51.50       $  22.44
FISCAL 2001
    First Quarter................................................         $  24.94       $   9.75
    Second Quarter...............................................         $  18.19       $   9.50
    Third Quarter................................................         $  17.12       $   5.12
    Fourth Quarter...............................................         $   5.37       $   1.37
FISCAL 2002
    First Quarter................................................         $   1.81       $   0.32
    Second Quarter...............................................         $   0.41       $   0.12
    Third Quarter (from October 1 to December 7, 2001)...........         $   0.74       $   0.10

The following table sets forth the high and low closing sales prices (in U.S. $) of the common shares on the NASDAQ National Market during each of the preceding six months:

                                                                           HIGH            LOW
                                                                           ----            ---
    June 2001....................................................          $0.72          $0.31
    July 2001....................................................          $0.42          $0.17
    August 2001..................................................          $0.30          $0.17
    September 2001...............................................          $0.24          $0.11
    October 2001.................................................          $0.39          $0.10
    November 2001................................................          $0.70          $0.21

         As of December 7, 2001, the last reported sale price of our common shares was $0.71 per share, as reported by the Nasdaq National Market and Cdn. $1.10, as reported by the Toronto Stock Exchange.

                                    DILUTION

         The shares being issued under this offering will dilute the interests of existing shareholders by the amount of the difference between the offering price per common share and the pro forma adjusted net tangible book value per common share after this offering.

         Our net tangible book value as of October 31, 2001 was $12.4 million, or $0.33 per common share. Net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the number of outstanding common shares.

         After giving effect to the issuance of 4,230,000 common shares in this offering at nil consideration and after deducting estimated expenses, our pro forma net tangible book value as of October 31, 2001 would have been $12.3 million, or $0.29 per common share. This amount represents:


Net tangible book value per common share as at October 31, 2001................                  $ 0.33
   Offering price per common share.............................................    $0.00
   Pro forma net tangible book value per common share after this
     Offering..................................................................     0.29
                                                                                   -----
   Adjusted Pro forma net tangible book value per common share after this
     Offering..................................................................
                                                                                                   0.29
                                                                                                 ------
Dilution per common share to existing shareholders.............................                  $ 0.04
                                                                                                 ======

         The table below shows on a pro forma basis as of October 31, 2001 the difference between our existing shareholders and our new investor with respect to the number of common shares issued before deducting estimated expenses:

                                 Shares purchased                  Total Consideration
                                 ----------------                  -------------------          Average Price
                             Number            Percent          Amount           Percent          Per Share
                             ------            -------          ------           -------          ---------
Existing shareholders      37,761,323              89.9%     $12,461,237             100.0%     $       0.33
New investor ........       4,230,000              10.1                0                 0                 0
                          -----------      ------------      -----------      ------------
                           41,991,323             100.0%      12,461,237             100.0%


                             SELLING SECURITY HOLDER

         This prospectus relates to 4,230,000 common shares of Delano issued to Vikas Kapoor pursuant to the Employment Agreement between Mr. Kapoor and Delano and the Restricted Share Agreement between Mr. Kapoor and Delano, each dated as of October 5, 2001. Mr. Kapoor is the Chief Executive Officer of Delano and has been a member of the Board of Directors of Delano since July 2001. The following table sets forth the number and percentage of our common shares beneficially owned by Mr. Kapoor prior to this offering and the maximum number of shares that Mr. Kapoor, his transferees, distributees, pledgees, donees or other successors in interest may offer and sell pursuant to this prospectus. Since Mr. Kapoor may sell all, some or none of his shares, we cannot estimate the actual number of common shares that will be sold by Mr. Kapoor or the aggregate number or percentage of our common shares that Mr. Kapoor will own upon completion of this offering. See "Plan of Distribution."

         Our common shares offered under this prospectus may be offered from time to time by and for the account of Mr. Kapoor. Although the shares issued to Mr. Kapoor are subject to vesting, once vested, the shares may be sold at any time and from time to time by Mr. Kapoor.

                                                                                                 SHARES BENEFICIALLY
                                                                                              -------------------------
                                         SHARES BENEFICIALLY OWNED      SHARES AVAILABLE           OWNED AFTER THE
                                         -------------------------                            -------------------------
                NAME OF                      PRIOR TO OFFERING        FOR REOFFER AND SALE           OFFERING (2)
                -------                      -----------------                                -------------------------
          SELLING SHAREHOLDER            NUMBER      PERCENTAGE             HEREUNDER         NUMBER         PERCENTAGE
          -------------------            ------      ----------             ---------         ------         ----------

Vikas Kapoor (1)                         4,230,000        10.1%             4,230,000           0              0%
c/o Delano Technology Corporation
302 Town Centre Boulevard
Markham, Ontario, Canada
L3R OE8

---------------

(1) Mr. Kapoor is the Chief Executive Officer of Delano and has been a member of the Board of Directors of Delano since July 2001.

(2) Assuming all common shares offered under this prospectus are sold by Mr. Kapoor.

                              PLAN OF DISTRIBUTION

         Our common shares offered hereby may be sold from time to time by Mr. Kapoor for his own account. Delano will receive no proceeds from this offering. Mr. Kapoor will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares.

         Mr. Kapoor's sale of the shares is not currently subject to any underwriting agreement. The shares covered by this prospectus may be sold by Mr. Kapoor or by pledgees, donees, transferees, distributees or other successors in interest of Mr. Kapoor from time to time. Mr. Kapoor may sell the shares from time to time at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Sales may be effected in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, on the Nasdaq National Market, or on any exchange on which the shares may then be listed. Mr. Kapoor may sell the shares by one or more of the following: (a) in one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by Mr. Kapoor as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) in ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) in negotiated transactions; and (e) through other means.

         Mr. Kapoor may effect these transactions by selling shares to or through broker-dealers, and those broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from Mr. Kapoor and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). These broker-dealers and Mr. Kapoor may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with those sales, and any commissions received by them and any profit on the resale of shares placed by them might be deemed to be underwriting compensation.

         Any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         Mr. Kapoor is not restricted as to the price or prices at which he may sell his shares. Sales of common shares at less than the market prices may depress the market price of our common shares. Although the shares issued to Mr. Kapoor are subject to vesting, once vested, Mr. Kapoor is not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time. In addition, Mr. Kapoor may decide not to sell all, none or a portion of the shares.

         We have informed Mr. Kapoor that the anti-manipulation rules under the Exchange Act (including, without limitation, Rule 10b-5 and Regulation M - Rule
102) may apply to sales in the market and we will furnish Mr. Kapoor upon request with a copy of these Rules. We will also inform Mr. Kapoor of the need for delivery of copies of this prospectus.

         Computershare Trust Company of Canada is the transfer agent for our common shares.


                            EXPENSES OF THE ISSUANCE


Delano will pay all expenses incident to the offering and sale of the Shares to the public other than any discounts, concessions, commissions or fees of underwriters, brokers, dealers or agents. Mr. Kapoor will pay or assume brokerage commissions or other charges and expenses incurred in the resale of the shares. The following table sets forth the costs and expenses to be paid by Delano in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee..........      $      520.65
NASDAQ fee...................................................          42,300.00
Accounting fees and expenses.................................           4,000.00
Legal fees and expenses......................................          20,000.00
Transfer agent and registrar fees and expenses...............           1,000.00
Miscellaneous expenses.......................................           1,000.00
                                                                     -----------
Total........................................................        $ 68,820.65


                                  LEGAL MATTERS

         Certain legal matters with respect to the issuance of the Delano common shares offered hereby are being passed upon for us by Goodmans LLP, Toronto, Ontario, Canada. The partners and associates of Goodmans LLP own an aggregate of 20,000 common shares of Delano.


                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from Delano's Annual Report on Form 10-K for the year ended March 31, 2001 have been audited by KPMG LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of KPMG LLP given upon their authority as experts in accounting and auditing. KPMG LLP is located in Toronto, Canada.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holder is offering to sell, and seeking offers to buy, Common Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Common Shares. In this prospectus, references to "Delano ," "we," "our" and "us" refer to Delano Technology Corporation.

                                TABLE OF CONTENTS


                                                                             Page
                                                                             ----

Incorporation by Reference ..............................................      2
Forward Looking Information .............................................      3
Where You Can Find
  More Information ......................................................      3
Summary .................................................................      4
Risk Factors ............................................................      5
Capitalization and Indebtedness .........................................     18
Use of Proceeds .........................................................     18
Price History ...........................................................     18
Dilution ................................................................     19
Selling Security Holder .................................................     20
Plan of Distribution ....................................................     21
Expenses of the Issuance ................................................     20
Legal Matters ...........................................................     22
Experts .................................................................     22


                                4,230,000 SHARES



                          DELANO TECHNOLOGY CORPORATION



                                  COMMON SHARES



                                     REOFFER
                                   PROSPECTUS



                               December 10, 2001

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and related exhibits (File No. 333-94505);

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and September 30, 2001 (File No. 333-94505);

         (c) The Registrant's Current Report on Form 8-K filed on October 31, 2001 (File No. 333-94505); and

         (d) The description of our capital stock contained in the Registration Statement on Form 8-A which was filed with the Commission on January 27, 2000 (File No. 000-29203), including any amendment or report filed for the purposes of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
         Not applicable.
Item 5.  Interests of Named Experts and Counsel.
         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The By-laws of the Company provide that, subject to Section 136 of the Business Corporations Act (Ontario) (the "OBCA"), the Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses reasonably incurred by him or her in respect of certain actions or proceedings to which he or she is made a party by reason of his or her office, if he or she meets certain specified standards of conduct, and the Company shall also indemnify any such person in such other circumstances as the OBCA or the law permits or requires. The Company maintains directors' and officers' liability insurance for its directors and officers. With respect to directors and officers as a group, the Company paid a premium of approximate $420,000 initially for directors' and officers' liability insurance, which included coverage required in connection with the Company's initial public offering. The total amount of insurance purchased for directors and officers as a group was $15,000,000. All matters insured are subject to a $500,000 securities-related retainer, which applies to costs of defense and which is waived where claims against all insureds are dismissed or the insureds are found not liable. We do not otherwise compensate our directors, but they are reimbursed for out-of-pocket expenses incurred in connection with meetings of the Board of Directors or its committees. Reference is made to the Registrant's Articles of Incorporation, filed as an exhibit to the Company's Registration Statement on Form F-1 (File No. 333-94505).

Item 7. Exemption From Registration Claimed.

         Delano issued an aggregate of 4,230,000 common shares to Mr. Kapoor pursuant to the Employment Agreement between Mr. Kapoor and Delano and Restricted Share Agreement between Mr. Kapoor and Delano, each dated October 5, 2001. This issuance was exempt from registration under Section 4(2) of the Securities Act.

Item 8.  Exhibits.


  Exhibit No.                    Description of Exhibit
  -----------                    ----------------------

      4.1*              Articles of Incorporation of the Registrant, as amended
                        (filed as an exhibit to the Registrant's Registration
                        Statement on Form F-1 dated January 12, 2000, File No.
                        333-94505)

      4.2* Bylaws of the Registrant (filed as an exhibit to the Registrant's Registration Statement on Form F-1 dated
                        January 12, 2000, File No. 333-94505)

      4.3*              Specimen stock certificate representing the Common
                        Shares of the Registrant (filed as an exhibit to the Registrant's Registration Statement on Form 8-A dated
                        January 27, 2000, File No. 000-29203)

      4.4* Employment Agreement, dated as of October 5, 2001, by and between Vikas Kapoor and the Registrant (filed as an exhibit to the Registrant's Interim Report on Form 8-K dated October 31, 2001, File No. 333-94505)

      4.5* Restricted Share Agreement by and between Vikas Kapoor and the Registrant, dated as of October 5, 2001 (filed as an exhibit to the Registrant's Interim Report on Form
                        8-K dated on October 31, 2001, File No. 333-94505)

     5.1**              Opinion of Goodmans LLP

     23.1**             Consent of Goodmans LLP (included in Exhibit 5.1)

     23.2**             Consent of KPMG LLP

      24**              Power of Attorney (included on signature page hereto)


-------------------
* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

**   Filed herewith.

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         provided, however, that paragraphs (a)(1)(ii) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
                  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

         (5) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to
                  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Delano pursuant to the foregoing provisions, or otherwise, Delano has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Delano will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Markham and the Province of Ontario in Canada, on this 10th day of December, 2001.

                                        Delano Technology Corporation


                                        By:    /s/ Vikas Kapoor
                                               ---------------------------------
                                        Name:  Vikas Kapoor
                                        Title: Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of Delano Technology Corporation, hereby severally constitute and appoint Vikas Kapoor and David Garland, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this registration statement on Form S-8 (including post-effective amendments) and any amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Delano Technology Corporation, to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


SIGNATURE                               TITLE                                       DATE
---------                               -----                                       ----

/s/ VIKAS KAPOOR                        Chief Executive Officer, Director           December 10, 2001
-------------------------
Vikas Kapoor                            (Principal Executive Officer)


/s/ DAVID GARLAND                       Vice President of Finance                   December 10, 2001
-------------------------
David Garland                           (Principal Financial Officer
                                        and Principal Accounting Officer)

/s/DENNIS BENNIE                        Chairman of the Board of Directors          December 10, 2001
-------------------------
Dennis Bennie

/s/ ALBERT AMATO                        Director                                    December 10, 2001
-------------------------
Albert Amato

/s/ J. IAN GIFFEN                       Director                                    December 10, 2001
-------------------------
J. Ian Giffen

/s/ BAHMAN KOOHESTANI                   Director                                    December 10, 2001
-------------------------
Bahman Koohestani

/s/ DONALD WOODLEY                      Director                                    December 10, 2001
-------------------------
Donald Woodley

/s/ ALBERT DELORENZI                    Director                                    December 10, 2001
-------------------------
Albert DeLorenzi

                                INDEX TO EXHIBITS

     Exhibit No.                Description of Exhibit
     -----------                ----------------------

         4.1*           Articles of Incorporation of the Registrant, as amended
                        (filed as an exhibit to the Registrant's Registration
                        Statement on Form F-1 dated January 12, 2000, File No.
                        333-94505)

         4.2* Bylaws of the Registrant (filed as an exhibit to the Registrant's Registration Statement on Form F-1 dated
                        January 12, 2000, File No. 333-94505)

         4.3*           Specimen Stock certificate representing the Common
                        Shares of the Registrant (filed as an exhibit to the Registrant's Registration Statement on Form 8-A dated
                        January 27, 2000, File No. 00-29203)

         4.4* Employment Agreement, dated as of October 5, 2001, by and between Vikas Kapoor and the Registrant (filed as an exhibit to the Registrant's Interim Report on Form 8-K dated October 31, 2001, File No. 333-94505)

         4.5* Restricted Share Agreement by and between Vikas Kapoor and the Registrant, dated as of October 5, 2001 (filed as an exhibit to the Registrant's Interim Report on Form
                        8-K dated on October 31, 2001, File No. 333-94505)

         5.1**          Opinion of Goodmans LLP

         23.1**         Consent of Goodmans LLP (included in Exhibit 5.1)

         23.2**         Consent of KPMG LLP

         24**           Power of Attorney (included on signature page hereto)


-------------------
* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

**   Filed herewith.